Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Media:	Investor Relations:
May 8, 2009	Russ Stolle	Kurt Ogden
The Woodlands, TX	(281) 719-6624	(801) 584-5959
NYSE: HUN

HUNTSMAN RELEASES 2009 FIRST QUARTER RESULTS

ADJUSTED EBITDA IN LINE WITH FOURTH QUARTER RESULTS;

AVAILABLE LIQUIDITY OF $1.1 BILLION

First Quarter 2009 Highlights

•                  Revenues for the first quarter of 2009 were $1,693 million, a decrease of 33% compared to $2,540 million for the first quarter of 2008 and a decrease of 17% compared to $2,048 million for the fourth quarter of 2008.

•                  As of March 31, 2009, we had $1,115 million of combined cash and unused borrowing capacity consisting of $473 million cash and $642 million available borrowings under our credit facilities.  We generated positive cash flow through aggressive management of our primary working capital.  This available liquidity uniquely positions our business during these challenging economic times.

•                  Net loss attributable to Huntsman Corporation for the first quarter of 2009 was $290 million or $1.24 loss per diluted share compared to net income attributable to Huntsman Corporation of $7 million or $0.03 per diluted share for the same period in 2008 and net income attributable to Huntsman Corporation of $598 million or $2.53 per diluted share for the fourth quarter of 2008.  Adjusted net loss from continuing operations attributable to Huntsman Corporation for the first quarter of 2009 was $274 million or $1.17 loss per diluted share including tax expense of $146 million or $0.62 per diluted share due to the establishment of a tax valuation allowance in the U.K.  Excluding the tax valuation allowance the first quarter 2009 loss from continuing operations attributable to Huntsman Corporation was $128 million or $0.55 loss per diluted share.  This adjusted net loss reflects a decrease compared to adjusted net income from continuing operations attributable to Huntsman Corporation of $17 million or $0.07 per diluted share for the same period in 2008 and adjusted net loss from continuing operations attributable to Huntsman Corporation of $91 million or $0.38 loss per diluted share for the fourth quarter of 2008.

•                  On April 16, 2009, we announced that as a matter of precautionary planning our wholly owned subsidiary Huntsman International LLC entered into a credit agreement waiver with lenders of its $650 million revolving credit facility.  Among other things the waiver relaxed the senior secured leverage ratio covenant from 3.75 to 1.00 to 5.00 to 1.00 for the measurement periods between June 30, 2009 and June 30, 2010.

•                  On January 22, 2009, we announced a company-wide initiative to reduce costs across all divisions and functions.  Including steps begun in the fourth quarter of 2008, we intend to reduce our full-time employment by approximately 1,250 positions — nearly 10% of all employees.  In addition, full-time contractor positions will be reduced by 490.  Annualized operating cost savings from all elements of the initiative are estimated to be $150 million.

•                  Adjusted EBITDA from continuing operations for the first quarter of 2009 was $50 million compared to $188 million for the same period in 2008 and $51 million for the fourth quarter of 2008.

•                  We continue to pursue our multi-billion dollar fraud and tortious interference claims against Credit Suisse and Deutsche Bank.  The court in Montgomery County, Texas has ordered mediation to begin on May 13, 2009 and trial to commence on June 8, 2009.

Summarized earnings are as follows:

	Three months ended March 31,		Three months ended
In millions, except per share amounts	2009	2008	December 31, 2008

Net (loss) income attributable to Huntsman Corporation	$(290)	$7	$598
Adjusted net (loss) income from continuing operations	$(274)	$17	$(91)

Diluted (loss) income per share	$(1.24)	$0.03	$2.53
Adjusted diluted (loss) income per share from continuing operations	$(1.17)	$0.07	$(0.38)

EBITDA	$30	$170	$984
Adjusted EBITDA from continuing operations	$50	$188	$51

See end of press release for important explanations

Peter R. Huntsman, our President and CEO, stated:

“Our results for the first quarter of 2009 reflect decreased demand in all our businesses resulting from the worldwide economic slowdown.  Although average demand for the quarter was soft, in fact it was softer than the fourth quarter, we did see positive order patterns within the first quarter and left the quarter with stronger demand than we entered.  We have taken aggressive action to manage those business elements within our control.  We are ahead of target and schedule to eliminate in excess of $150 million from our cost structure.  We are actively managing our working capital for improvements to provide additional liquidity and we have obtained a waiver to our credit agreement that relaxes certain covenants and preserves our ability to access our $650 million revolver.”

He added, “With our strong liquidity and lower cost structure we are well positioned for the current recession and to prosper as we see a return to normal market conditions.”

Huntsman Corporation

Operating Results

	Three months ended March 31,
In millions, except per share amounts	2009	2008

Revenues	$1,693	$2,540
Cost of goods sold	1,548	2,173
Gross profit	145	367
Operating expenses	225	276
Restructuring, impairment and plant closing costs	14	4
Operating (loss) income	(94)	87
Interest expense, net	(55)	(65)
Loss on accounts receivable securitization program	(4)	(4)
Equity in income of investment in unconsolidated affiliates	1	3
Expenses associated with the Merger and related litigation	(7)	(5)
(Loss) income from continuing operations before income taxes	(159)	16
Income tax expense	(138)	(4)
(Loss) income from continuing operations	(297)	12
Income (loss) from discontinued operations, net of tax(1)	3	(1)
Net (loss) income	(294)	11
Less net loss (income) attributable to noncontrolling interests	4	(4)
Net (loss) income attributable to Huntsman Corporation	$(290)	$7

Net (loss) income attributable to Huntsman Corporation	$(290)	$7
Interest expense, net	55	65
Income tax expense	138	4
Depreciation and amortization	126	94
Income taxes included in discontinued operations(1),(3)	1	—
EBITDA(3)	$30	$170

Adjusted EBITDA - continuing operations(3)	$50	$188

Basic (loss) income per share	$(1.24)	$0.03
Diluted (loss) income per share	$(1.24)	$0.03
Adjusted diluted (loss) income per share from continuing operations(3)	$(1.17)	$0.07

Common share information:
Basic shares outstanding	234	227
Diluted shares	234	234

See end of press release for footnote explanations

Huntsman Corporation

Segment Results

	Three months ended March 31,
In millions	2009	2008

Segment Revenues:
Polyurethanes	$600	$1,002
Advanced Materials	257	379
Textile Effects	152	243
Performance Products	500	631
Pigments	196	285
Eliminations and other	(12)	—
Total	$1,693	$2,540

Segment EBITDA(3):
Polyurethanes	$26	$132
Advanced Materials	10	40
Textile Effects	(11)	(1)
Performance Products	81	53
Pigments	(29)	10
Corporate and other	(51)	(63)
Discontinued operations(1)	4	(1)
Total	$30	$170

Segment Adjusted EBITDA(3) :
Polyurethanes	$27	$132
Advanced Materials	10	40
Textile Effects	(11)	—
Performance Products	81	53
Pigments	(16)	11
Corporate and other	(41)	(48)
Total	$50	$188

	Three months ended March 31,
	2009 vs. 2008
	Average	Sales
Period-Over-Period Decrease	Selling Price	Volume
Polyurethanes	(27)%	(18)%
Advanced Materials	(8)%	(27)%
Textile Effects	(4)%	(34)%
Performance Products (a)	(13)%	(10)%
Pigments	(2)%	(30)%

(a) Excludes revenues and sales volumes from tolling arrangements.

See end of press release for footnote explanations

Three Months Ended March 31, 2009 Compared to Three Months Ended March 31, 2008

Revenues for the three months ended March 31, 2009 decreased to $1,693 million from $2,540 million during the same period in 2008.  Revenues decreased due to lower sales volumes and lower average selling prices in all of our segments.

For the three months ended March 31, 2009, EBITDA was $30 million compared to $170 million in the same period in 2008.  Adjusted EBITDA from continuing operations for the three months ended March 31, 2009 was $50 million compared to $188 million for the same period in 2008.

Polyurethanes

The decrease in revenues in the Polyurethanes segment for the three months ended March 31, 2009 compared to the same period in 2008 was primarily due to lower MDI sales volumes and overall lower average selling prices.  MDI sales volumes decreased primarily due to lower demand in all regions and across all major markets as a result of the worldwide economic slowdown.  MDI average selling prices decreased primarily due to competitive pressures, lower raw material costs and the strength of the U.S. dollar against major European currencies.  PO and MTBE sales volumes increased due to stronger demand while average selling prices decreased with lower raw material costs.  The decrease in EBITDA in the Polyurethanes segment was primarily the result of lower MDI sales volumes and margins partially offset by lower general and administrative costs.

Advanced Materials

The decrease in revenues in the Advanced Materials segment for the three months ended March 31, 2009 compared to the same period in 2008 was due to lower sales volumes and lower average selling prices.  Sales volumes decreased due to lower demand in all regions and across all major markets as a result of the worldwide economic slowdown.  Average selling prices decreased primarily as a result of increased competition in our base resins market and the strength of the U.S. dollar against major European currencies.  The decrease in EBITDA was primarily due to lower sales volumes, partially offset by lower raw material and fixed costs.

Textile Effects

The decrease in revenues in the Textile Effects segment for the three months ended March 31, 2009 compared to the same period in 2008 was due to lower sales volumes and lower average selling prices.  Sales volumes decreased primarily due to lower demand for Apparel and Home Textile products, as well as for Specialty Textiles products in all regions as a result of the worldwide economic slowdown.  Average selling prices decreased primarily as a result of the strength of the U.S. dollar against major European currencies, the Indian Rupee and Brazilian Real while selling prices in local currency were higher in Asia and the Americas.  The decrease in EBITDA was primarily due to lower sales volumes, partially offset by lower raw material and fixed costs.

Performance Products

The decrease in revenues in the Performance Products segment for the three months ended March 31, 2009 compared to the same period in 2008 was due to a decrease in both average selling prices and sales volumes.  Average selling prices decreased in response to lower raw material costs.  Sales volumes decreased across most product lines primarily due to the worldwide economic slowdown.  The increase in EBITDA in the Performance Products segment was mainly due to higher contribution margins resulting from lower raw material costs.  Also, in the prior year period our Port Neches, Texas facility underwent an extended turnaround and inspection, the financial impact of which we estimate was approximately $14 million.

Pigments

The decrease in revenues in the Pigments segment for the three months ended March 31, 2009 compared to the same period in 2008 was due to lower sales volumes and lower average selling prices.  Sales volumes decreased primarily due to lower demand in all regions as a result of the worldwide economic slowdown.  Average selling prices decreased primarily as a result of the strength of the U.S. dollar against major European currencies while selling prices in local currency were higher.  The decrease in EBITDA in the Pigments segment was primarily due to lower sales volumes and higher restructuring and plant closing costs.  During the three months ended March 31, 2009 the Pigments segment recorded restructuring, impairment and plant closing costs of $13 million compared to $1 million for the same period in 2008.

Discontinued Operations

On November 5, 2007, we completed the sale of the assets that comprised our U.S. base chemicals business to Flint Hills Resources.  On August 1, 2007, we completed the sale of the majority of the assets that comprised our Polymers segment to Flint Hills Resources.  Results from these businesses have been classified as discontinued operations.

Corporate and Other

Corporate and other items include the results of our Australia styrenics business, unallocated foreign exchange gains and losses, unallocated corporate overhead, loss on the sale of accounts receivable, merger and related litigation associated income and expense, income and expense attributable to noncontrolling interests, unallocated restructuring costs, gain and loss on the disposition of assets and other non-operating income and expense.  In the first quarter of 2009, the total of these items was a loss of $51 million compared to a loss of $63 million in the comparable period of 2008.  The increase in EBITDA from these items was primarily the result of an $8 million increase in income attributable to noncontrolling interests and a $6 million increase in unallocated foreign exchange gains ($2 million in gains in the 2009 period compared to $4 million in losses in the 2008 period).

Income Taxes

During the three months ended March 31, 2009, we recorded $138 million of income tax expense compared to $4 million of income tax expense in the comparable period of 2008.  During the first quarter of 2009, we established a valuation allowance of $146 million on our U.K. net deferred tax assets, primarily as a result of cumulative losses through the current period.

Liquidity, Capital Resources and Outstanding Debt

As of March 31, 2009 we had $1,115 million of combined cash and unused borrowing capacity compared to $1,291 million at December 31, 2008.  During the three months ended March 31, 2009, net debt plus outstandings under our off-balance sheet accounts receivable securitization program decreased $37 million.

On April 16, 2009, we announced that our wholly owned subsidiary, Huntsman International LLC, entered into a credit agreement waiver with the lenders under its $650 million revolving credit facility. The waiver relaxes the senior secured leverage ratio covenant from 3.75 to 1.00 to 5.00 to 1.00 for the measurement periods between June 30, 2009 and June 30, 2010. The waiver, among other things, also modifies the definition of Consolidated EBITDA and permits Huntsman International LLC to add back any lost profits attributable to Hurricanes Gustav and Ike that occurred in 2008.  Additionally, the amount of permitted cash charges that can be added back to Consolidated EBITDA was increased from $100 million to $200 million.

As consideration for the waiver, Huntsman International offered a one-time payment of 50 basis points to consenting lenders.  In addition the LIBOR spread on borrowed funds under the revolving credit facility increased to 400 basis points.  Among other things, Huntsman also agreed not to make aggregate restricted payments greater than $100 million plus Available Equity Proceeds during the waiver period.

During the first quarter 2009, we achieved a favorable cash benefit from changes in accounts receivable, inventory and accounts payable of $58 million.  For the three months ended March 31, 2009, total capital expenditures were $61 million compared to $109 million for the same period in 2008.  We expect to spend approximately $230 million on capital expenditures in 2009 compared to approximately $418 million in 2008.

We continue to pursue our multi-billion dollar fraud and tortious interference claims against Credit Suisse and Deutsche Bank in the Montgomery County, Texas court.  Any potential recovery resulting from this litigation may impact our liquidity.  In connection with our ongoing insurance claim related to the April 29, 2006 Port Arthur, Texas fire, we have received partial insurance proceeds to date of $365 million.  We have claimed an additional $243 million as presently due and owing and unpaid under our insurance policies as of March 31, 2009.  The settlement of insurance claims will continue during 2009.  Any anticipated recoveries are expected to be used to repay secured debt.

Below is our outstanding debt:

	March 31,	December 31,
In millions	2009	2008
Debt:
Senior Credit Facilities	$1,524	$1,540
Secured Notes	295	295
Senior Notes	198	198
Subordinated Notes	1,238	1,285
Other Debt	284	329
Convertible Notes	235	235
Total Debt	3,774	3,882

Total Cash	473	662

Net Debt	$3,301	$3,220

Off-balance sheet accounts receivable securitization program	$328	$446

Huntsman Corporation

Reconciliation of Adjustments

	EBITDA		Net Income (Loss) Attributable to Huntsman Corporation		Diluted Income (Loss) Per Share
	Three months ended March 31,		Three months ended March 31,		Three months ended March 31,
In millions, except per share amounts	2009	2008	2009	2008	2009	2008
GAAP	$30	$170	$(290)	$7	$(1.24)	$0.03
Adjustments:
Loss on accounts receivable securitization program	4	4	—	—	—	—
Unallocated foreign currency (gain) loss	(2)	4	—	1	—	—
Other restructuring, impairment and plant closing costs	14	4	14	3	0.06	0.01
Expenses associated with the Merger	7	5	4	5	0.02	0.02
Acquisition related expenses	1	—	1	—	—	—
(Income) loss from discontinued operations, net of tax(1)	(4)	1	(3)	1	(0.01)	—
Adjusted continuing operations	$50	$188	$(274)	$17	$(1.17)	$0.07
UK tax valuation allowance	—	—	146	—	0.62	—
Adjusted continuing operations (excluding UK tax valuation allowance)	$50	$188	$(128)	$17	$(0.55)	$0.07
Discontinued operations	$4	$(1)	$3	$(1)	$0.01	$—
(Gain) loss on disposition of assets	(4)	1	(3)	1	(0.01)	—
Adjusted discontinued operations(1)	$—	$—	$—	$—	$—	$—

Three months ended December 31,
In millions	2008
Net income attributable to Huntsman Corporation	598
Interest expense, net	64
Income tax expense	148
Depreciation and amortization	108
Income taxes, depreciation and amortization included in discontinued operations(1),(3)	66
EBITDA(3)	$984

		Net Income (Loss)	Diluted Income (Loss)
	EBITDA	Attributable to Huntsman Corporation	Per Share
	Three months ended December 31,	Three months ended December 31,	Three months ended December 31,
In millions, except per share amounts	2008	2008	2008
GAAP	$984	$598	2.53
Adjustments:
Loss on accounts receivable securitization program	11	—	—
Unallocated foreign currency loss	25	12	0.05
Loss on early extinguishment of debt	1	—	—
Other restructuring, impairment and plant closing costs	28	25	0.11
Income associated with the Merger	(815)	(610)	(2.58)
Gain on dispositions of assets	(1)	—	—
Gain from discontinued operations, net of tax(1)	(178)	(112)	(0.47)
Extraordinary gain on the acquisition of a business, net of tax(2)	(4)	(4)	(0.02)
Adjusted continuing operations	$51	$(91)	$(0.38)

See end of press release for footnote explanations

Conference Call Information

We will hold a conference call to discuss our first quarter 2009 financial results on Friday, May 8, 2009 at 11:00 a.m. ET.

Call-in number for U.S. participants:	(888) 680 - 0892
Call-in number for international participants:	(617) 213 - 4858
Participant access code:	42481081

In order to facilitate the registration process, you may use the following link to pre-register for the conference call. Callers who pre-register will be given a unique PIN to gain immediate access to the call and bypass the live operator. You may pre-register at any time, including up to and after the call start time. To pre-register, please go to: https://www.theconferencingservice.com/prereg/key.process?key=PM4FPJMTR

The conference call will be available via webcast and can be accessed from the investor relations portion of the company’s website at http://www.huntsman.com.

The conference call will be available for replay beginning May 8, 2009 and ending May 15, 2009.

Call-in numbers for the replay:

Within the U.S.:

(888) 286 - 8010

International:	(617) 801 - 6888
Access code for replay:	16299215

About Huntsman:

Huntsman is a global manufacturer and marketer of differentiated chemicals. Its operating companies manufacture products for a variety of global industries, including chemicals, plastics, automotive, aviation, textiles, footwear, paints and coatings, construction, technology, agriculture, health care, detergent, personal care, furniture, appliances and packaging. Originally known for pioneering innovations in packaging and, later, for rapid and integrated growth in petrochemicals, Huntsman has more than 12,000 employees and operates from multiple locations worldwide. The Company had 2008 revenues exceeding $10 billion. For more information about Huntsman, please visit the company’s website at www.huntsman.com.

Forward-Looking Statements:

Statements in this release that are not historical are forward-looking statements. These statements are based on management’s current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company’s operations, markets, products, services, prices and other factors as discussed in the Huntsman companies’ filings with the U.S. Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, financial, economic, competitive, environmental, political, legal, regulatory and technological factors. In addition, the completion of any transactions described in this release is subject to a number of uncertainties and closing will be subject to approvals and other customary conditions. Accordingly, there can be no assurance that such transactions will be completed or that the company’s expectations will be realized. The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by applicable laws.

(1)          On November 5, 2007, we completed the sale of our U.S. base chemicals business to Flint Hills Resources.  On August 1, 2007, we completed the sale of our U.S. polymers business to Flint Hills Resources.  On December 29, 2006, we completed the sale of our European petrochemicals business to SABIC.  Results from these businesses are treated as discontinued operations.  Segment EBITDA discontinued operations only includes the results of our U.S. base chemicals, U.S. polymers and European petrochemical businesses.

(2)          On June 30, 2006, we acquired the global textile effects business of Ciba Specialty Chemicals Inc. for approximately $172 million.  Because the fair value of acquired current assets less liabilities assumed exceeded the acquisition price and planned restructuring costs, the excess was recorded as an extraordinary gain on the acquisition of a business.  The extraordinary gain recorded during the three months ended December 31, 2008 was $4 million of which taxes were not applicable.

(3)          We use EBITDA, Adjusted EBITDA from continuing operations, Adjusted EBITDA from discontinued operations, Adjusted net income from continuing operations and Adjusted net income from discontinued operations. We believe that net income (loss) attributable to Huntsman Corporation is the performance measure calculated and presented in accordance with generally accepted accounting principles in the U.S. (“GAAP”) that is most directly comparable to EBITDA, Adjusted EBITDA from continuing operations and Adjusted net income from continuing operations. We believe that income (loss) from discontinued operations is the performance measure calculated and presented in accordance with GAAP that is most directly comparable to Adjusted EBITDA from discontinued operations and Adjusted net income from discontinued operations. Additional information with respect to our use of each of these financial measures follows:

EBITDA is defined as net income (loss) attributable to Huntsman Corporation before interest, income taxes, and depreciation and amortization. EBITDA as used herein is not necessarily comparable to other similarly titled measures of other companies. The reconciliation of EBITDA to net income (loss) available to common stockholders is set forth in the operating results table above.

Adjusted EBITDA from continuing operations is computed by eliminating the following from EBITDA:  gains and losses from discontinued operations; restructuring, impairment and plant closing (credits) costs; merger associated income and expense; losses on the sale of accounts receivable to our securitization program; unallocated foreign currency (gain) loss; certain legal and contract settlements; losses from early extinguishment of debt; extraordinary loss (gain) on the acquisition of a business; and loss (gain) on dispositions of assets.  The reconciliation of Adjusted EBITDA from continuing operations to EBITDA is set forth in the Reconciliation of Adjustments table above.

Adjusted EBITDA from discontinued operations is computed by eliminating the following from income (loss) from discontinued operations: income taxes; depreciation and amortization; restructuring, impairment and plant closing (credits) costs; losses on the sale of accounts receivable to our securitization program; unallocated foreign currency (gain) loss; gain on partial fire insurance settlement; and (gain) loss on disposition of assets. The following table provides a reconciliation of Adjusted EBITDA from discontinued operations to income (loss) from discontinued operations:

	Three months ended March 31,
	2009	2008
Net Income (loss) from discontinued operations, net of tax	$3	$(1)
Income tax expense	1	—
EBITDA from discontinued operations	4	(1)
(Gain) loss on disposition of assets	(4)	1
Adjusted EBITDA from discontinued operations	$—	$—

Adjusted net income (loss) from continuing operations is computed by eliminating the after tax impact of the following items from net income (loss) attributable to Huntsman Corporation: loss (income) from discontinued operations; restructuring, impairment and plant closing (credits) costs; merger associated income and expense; unallocated foreign currency (gain) loss;  certain legal and contract settlements; losses on the early extinguishment of debt; extraordinary loss (gain) on the acquisition of a business; and loss (gain) on dispositions of assets. The reconciliation of Adjusted net income (loss) from continuing operations to net income (loss) attributable to Huntsman Corporation common stockholders is set forth in the Reconciliation of Adjustments table above.

Adjusted net income (loss) from discontinued operations is computed by eliminating the after tax impact of the following items from income (loss) from discontinued operations: restructuring, impairment and plant closing (credits) costs; gain on partial fire insurance settlement; and (gain) loss on the disposition of assets.  The reconciliation of Adjusted net income (loss) from discontinued operations to net income (loss) available to common stockholders is set forth in the Reconciliation of Adjustments table above.